Exhibit 8.1

At December 31, 2008	Country	Percentage of voting share capital held		Principal activity
UK
AstraZeneca UK Limited	England	100	(1)	Research and development, manufacturing, marketing
AstraZeneca Reinsurance Limited	England	100		Insurance and reinsurance underwriting
AstraZeneca Treasury Limited	England	100		Treasury

Continental Europe
NV AstraZeneca SA	Belgium	100		Manufacturing, marketing
AstraZeneca Dunkerque Production SCS	France	100		Manufacturing
AstraZeneca SAS	France	100		Research, manufacturing, marketing
AstraZeneca GmbH	Germany	100		Development, manufacturing, marketing
AstraZeneca Holding GmbH	Germany	100		Manufacturing, marketing
AstraZeneca SpA	Italy	100		Manufacturing, marketing
AstraZeneca Farmaceutica Spain SA	Spain	100		Manufacturing, marketing
AstraZeneca AB	Sweden	100		Research and development, manufacturing, marketing
AstraZeneca BV	The Netherlands	100		Marketing

The Americas
AstraZeneca Canada Inc.	Canada	100		Research, manufacturing, marketing
IPR Pharmaceuticals Inc.	Puerto Rico	100		Development, manufacturing, marketing
AstraZeneca LP	US	99		Research and development, manufacturing, marketing
AstraZeneca Pharmaceuticals LP	US	100		Research and development, manufacturing, marketing
Zeneca Holdings Inc.	US	100		Manufacturing, marketing
MedImmune, Inc.	US	100		Research and development, manufacturing, marketing

Asia, Africa & Australasia
AstraZeneca Pty Limited	Australia	100		Development, manufacturing, marketing
AstraZeneca KK	Japan	80		Manufacturing, marketing

1) Shares held directly.

The companies and other entities listed above are those whose results or financial position principally affected the figures shown in the Group Financial Statements. A full list of subsidiaries, joint ventures and associates will be annexed to the Company’s next annual return filed with the Registrar of Companies. The country of registration or incorporation is stated alongside each company. The accounting year ends of subsidiaries and associates are 31 December, except for Aptium Oncology, Inc. which, owing to local conditions and to avoid undue delay in the preparation of the Financial Statements, is 30 November. AstraZeneca operates through 290 subsidiaries worldwide. The Group Financial Statements consolidate the Financial Statements of the Company and its subsidiaries at 31 December 2007. Products are manufactured in 20 countries worldwide and are sold in over 100 countries.